Exhibit 99

FOR IMMEDIATE RELEASE

Contact:

Susan Kahn (investor)

(612) 761-6735

Cathy Wright (financial media)

(312) 781-2979

TARGET CORPORATION  MARCH  SALES

UP 13.2 PERCENT

                MINNEAPOLIS, April 8, 2004 — Target Corporation today reported that its net retail sales for the five weeks ended April 3, 2004 increased 13.2 percent to $4.402 billion from $3.889 billion for the five-week period ended April 5, 2003. Comparable-store sales increased 7.3 percent from fiscal March 2003.

“Sales for the corporation continued to be above plan in March,” said Bob Ulrich, chairman and chief executive officer of Target Corporation. “In light of our actual sales performance in February and March and our outlook for April, we expect to outperform the current First Call median EPS estimate of 45 cents in the first quarter.”

	Sales	Total Sales	Comparable Stores% Change
	(millions)	% Change	This Year	Last Year
March
Target	$3,797	14.5	7.8	(1.3)
Mervyn’s	303	1.3	0.8	(8.0)
Marshall Field’s	244	8.6	9.9	(6.1)
Other	58	16.4	na	na
Total	4,402	13.2	7.3	(2.3)

Year-to-date
Target	$6,671	14.5	7.9	(1.0)
Mervyn’s	526	1.7	1.1	(8.5)
Marshall Field’s	419	6.4	8.5	(4.3)
Other	91	15.5	na	na
Total	7,707	13.1	7.4	(1.9)

                Target Corporation operates large-store general merchandise formats, including discount stores, moderate-priced promotional and traditional department stores, as well as a direct mail and on-line business called target.direct. At month-end, the company operated 1,577 stores in 47 states.  This included 1,249 Target stores, 266 Mervyn’s stores and 62 Marshall Field’s stores.

Forward-looking statements in this release should be read in conjunction with the cautionary statements in Exhibit (99)C to the company’s 2003 Form 10-K.

                Comments regarding the company’s sales results are available in a pre-recorded telephone message that may be accessed by calling 612-761-6500. Target Corporation news releases are available at www.target.com or www.prnewswire.com.

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